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                  C.I.S. TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  EXHIBIT 21

                             LIST OF SUBSIDIARIES


CIS, Inc., an Oklahoma corporation

AMSC, Inc., a Florida corporation

Clinlab, Inc., a Florida corporation

AMSC Midwest, Inc., a Florida corporation